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                                                                    EXHIBIT 99.1


[ALPHASERV.COM LETTERHEAD]                                          NEWS RELEASE


MEDIA CONTACT:                                      INVESTOR CONTACT:
Steve Shattuck                                      Tamara Yanito
PR Manager                                          Director, Investor Relations
714.641.6374                                        714.641.6216
sshattuck@alphaserv.com                             tyanito@alphaserv.com

FOR IMMEDIATE RELEASE

     ALPHASERV.COM STREAMLINES OPERATIONS WITH SALE OF MANAGED SERVICES AND
                    PROPRIETARY HARDWARE BUSINESS DIVISIONS

   COMPANY FOCUSES ON EXPANSION OF ITS PROFESSIONAL IT SERVICES BUSINESS AND ACCELERATED DEVELOPMENT OF ITS INTERNET DIVISION THROUGH SALE OF NON-CORE ASSETS

SANTA ANA, CALIF., JAN. 4, 2000 - ALPHASERV.COM (NASDAQNM: ALMI), announced today that it has entered into a definitive agreement with California-based R.
E. Mahmarian Enterprises LLC ("REM") for the sale of its managed services division, which includes its proprietary hardware manufacturing group. The transaction is valued at approximately $2.8 to $3.2 million, consisting primarily of liabilities to be assumed by REM. In addition, approximately $2.5 million of the division's accounts receivable will be retained by AlphaServ.com and converted into cash within 60 to 90 days from the transaction's closing date.

Richard E. Mahmarian, a current board member of AlphaServ.com, owns REM. Under the terms of the agreement, AlphaServ.com will receive a ten percent contingent interest upon the occurrence of certain liquidity events involving REM following its acquisition of the managed services business. REM will have use of the name Alpha Microsystems in addition to all trade names, logos and trademarks associated with the managed services and proprietary hardware businesses. The transaction is expected to close on or before Jan. 31, 2000 and is subject to lender and preferred stockholder approval, as well as the receipt of a favorable "fairness" opinion from an investment banking firm engaged by the special committee of AlphaServ.com's board of directors.

"It is important that we stay focused on our strengths and objectives - the growth of our Internet technology division and the expansion of our professional services group," said Douglas J. Tullio, AlphaServ.com's chairman, chief executive officer and president. "Although the managed services and proprietary hardware businesses have played a role in our strategy in the past, the company's ultimate goals are to provide innovative Internet technologies and expand our role as a professional solutions provider, making the managed services operations no longer synergistic to our future growth strategy," added Tullio.
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AlphaServ.com Streamlines Operations with Sale of Managed Services and
Proprietary Hardware Businesses
Jan. 4, 2000
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AlphaServ.com expects the sale to result in a pre-tax charge to operations of approximately $3.9 to $6.6 million, or $0.34 to $0.57 per share, which will be recorded in the fourth quarter ended Dec. 31, 1999. As a result of the transaction, the company may retain up to approximately $2.7 million in deferred revenue on its balance sheet and recognize this amount as a reduction to the loss on disposition over the next 12 months as REM provides the services relating to the deferred revenue. The company also anticipates other fourth quarter charges related to this transaction. As previously announced, the company expects a shortfall of revenue for the fourth quarter stemming from the delay of technology services and projects due to the impact of anticipated Y2K problems. Tullio continued, "This shortfall is expected to be followed by an improved first quarter as our clients begin installation projects that have been on hold for the last three to four months."

According to REM President Richard E. Mahmarian, the acquired operations, which will operate under the Alpha Microsystems name, will maintain their present management team and the vast majority of existing employees. "We will maintain a strong alliance with AlphaServ.com as we continue to provide nationwide service to AlphaServ.com's remaining customer base on a preferred vendor basis." Mahmarian added, "Under a five-year licensing agreement, AlphaServ.com will provide us with utilization of its AlphaCONNECT Internet technologies. This will allow us to continue offering our customers a significant competitive advantage through existing applications such as ServiceTrak(sm) and RangeFinder(sm), as well as future applications developed under the AlphaCONNECT brand."

The company's professional services division will now be entirely focused on providing high value-added professional services to major accounting firms, financial institutions, hospitals and pharmaceutical companies located in the Northeastern U.S. Tullio added, "At the same time, we will continue providing our remaining customers with nationwide support through our preferred vendor status with REM.

"In addition, management will be able to better focus its energies on expanding the sales and marketing efforts of the company's Internet division, soon to be operating under the name, NQL Solutions Inc., while identifying and evaluating a number of strategic partnerships to provide the funding for establishing NQL Solutions as a separate entity."

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AlphaServ.com Streamlines Operations with Sale of Managed Services and
Proprietary Hardware Businesses
Jan. 4, 2000
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ABOUT ALPHASERV.COM
-------------------
AlphaServ.com, the name under which Alpha Microsystems does business, is a premier provider of true multi-vendor and professional services to the IT marketplace. The company's services include Internet and Intranet consulting and networking, onsite network support and nationwide on-call support for customers throughout North America. For more information, visit the company's Web site at www.alphaserv.com. The AlphaCONNECT division of AlphaServ.com, which will be marketing its technologies under the NQL Solutions name, is the premier provider of intelligent agent technologies to the global marketplace. This division develops and deploys enabling software technologies based on its Network Query Language to partner systems integrators that create information solutions for today's e-businesses, as well as to organizations developing software applications and Internet services. For more information, visit www.NQLsolutions.com or call 888.785.3370.

Certain statements in this press release, including statements regarding the conditions for completing the transaction, expectations of charges and timing relating to the transaction, 1999 fourth quarter and 2000 first quarter results, and the company's intentions for its NQL Solutions division are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including (i) the company's ability to attain necessary approvals for consummation of transaction (ii) the actual timing and amounts of charges relating to the transaction to occur as expected (iii) actual results from the company's 1999 fourth quarter and 2000 first quarter (iv) REM's ability to successfully fulfill and maintain service contracts with existing customers (v) the ability of the company to identify and obtain additional funding for its NQL Solutions subsidiary and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.


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